Exhibit 19.1
FARADAY FUTURE INTELLIGENT ELECTRIC INC.
INSIDER TRADING AND CONFIDENTIALITY POLICY
This Policy confirms procedures which employees, directors, independent contractors and consultants (“you”) of Faraday Future Intelligent Electric Inc., including its controlled affiliates (“FFIE” or the “Company”) must follow. This policy is subject to modification from time to time as the Company’s Board of Directors (the “Board”) deems necessary or advisable.
In this policy, “FFIE” the “Company,” “we,” “us” and “our” refer to Faraday Future Intelligent
Electric Inc. and its subsidiaries, unless the context otherwise requires.
1. Prohibition Against Trading on Material Nonpublic Information
During the course of your service at FFIE, you may become aware of material nonpublic information. It is difficult to describe exhaustively what constitutes “material” information, but you should assume that any information, positive or negative, which might be of significance to an investor, as part of the total mix of available information, in determining whether to purchase, sell or hold Company securities would be material. Information may be significant for this purpose even if it would not alone determine the investor’s decision. Examples of “material”
information include:
•financial results or internal financial information;
•projected sales, earnings, losses or other financial projections;
•significant changes or anticipated changes in operating or financial performance, such as major write-offs or special or extraordinary charges against earnings or capital;
•a significant expansion or curtailment of operations;
•major changes in lines of business, including significant new services or products;
•significant pricing changes;
•significant developments regarding customers or suppliers, such as entry into or termination of a significant agreement;
•changes in control;
•matters relating to cash dividends, stock repurchases or stock splits;
•a change in dividend policy;
•stock buybacks;
•significant financing transactions or borrowings, such as a significant drawdown on a credit facility or a securities offering;
•major transactions, such as mergers, tender offers or acquisitions of other companies, or major purchases or sales of assets;
•major litigation, expected major litigation and related developments;
•significant internal or external investigations, including government investigations, and related developments;
•capital investment plans or significant capital expenditures;
•significant labor disputes or significant hiring freezes;
•change in the auditor or a significant notification from an auditor;
•major changes in directors or senior management;
•impending bankruptcy or financial liquidity problems;
•significant cybersecurity incidents or risks, including vulnerabilities and breaches; and
•deficiencies or related developments with respect to the Company’s trading market.

Exhibit 19.1
2. Rule 10b5-1 Trading Plans
Rule 10b5-1 under the Securities Exchange Act of 1934 provides an affirmative defense against a claim of insider trading if an insider’s trades are made pursuant to a written plan that was adopted in good faith at a time when the insider was not aware of material nonpublic information.
3. Permitted Trading Periods for Non-Rule 10b5-1 Trades
Company executive officers and directors and all other employees, and family members of all of the above who share their households may only trade Company securities during the period commencing one full Trading Day following a release of quarterly results.
4. Preclearance; Reporting Trades
In addition to complying with the prohibition on trading during scheduled and event-
specific special blackout periods, the Company’s executive officers, directors, controller, vice president or above level employees, and such other employees as designated by the Company’s
Legal Department (“Specified Persons”) must first obtain pre-clearance.
5. Hedging Transactions; Short Sales
Hedging transactions may insulate you from upside or downside price movement in
Company stock which can result in the perception that you no longer have the same interests as the Company’s other stockholders.
6. Margin Accounts and Pledging
Securities held in a margin account or pledged as collateral for a loan may be sold without your consent by the broker if you fail to meet a margin call.
7. Exercise of Company Stock Options
The trading restrictions set forth in Sections 1, 3 and 4 do not apply to the exercise of
Company stock options (excluding broker-assisted cashless exercise of Company stock options).
8. Confidentiality
Serious problems could be caused for the Company and you by unauthorized disclosure of internal information about FFIE, whether or not for the purpose of facilitating improper trading in Company securities.
Acknowledgment
The undersigned acknowledges that he/she has read this Insider Trading and
Confidentiality Policy and agrees to comply with the restrictions and procedures contained herein.